UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 14, 2012
STARBUCKS CORPORATION
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation)

0-20322	91-1325671

(Commission File Number)	(IRS Employer Identification No.)

2401 Utah Avenue South, Seattle, Washington	98134

(Address of principal executive offices)	(Zip Code)

(206) 447-1575
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On November 14, 2012, Starbucks Corporation, a Washington corporation (the “Company”), and Taj Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Teavana Holdings, Inc., a Delaware corporation (“Teavana”), providing for the merger (the “Merger”) of Merger Sub with and into Teavana, with Teavana surviving the Merger as a wholly owned subsidiary of the Company.
Pursuant to the Merger Agreement, upon the closing of the Merger (the “Closing”), each outstanding share of Teavana common stock, other than (i) shares owned by the Company, Merger Sub or Teavana (which will be cancelled), (ii) those shares with respect to which appraisal rights are properly exercised and not withdrawn under Delaware law and (iii) the shares of certain stockholders that have agreed to escrow a portion of their proceeds, will automatically be converted into the right to receive $15.50 in cash, without interest. Each Teavana option outstanding immediately prior to the Merger, whether or not then vested and exercisable, will be cancelled and converted into the right to receive, for each share of common stock subject to such stock option, an amount in cash, without interest, equal to the excess of the Merger Consideration over the per share exercise price of such option.
The consummation of the Merger is subject to customary closing conditions, including (i) receiving the required approval of Teavana stockholders, which approval was effected after execution of the Merger Agreement by written consent of record holders of at least 70% of the outstanding shares of Teavana Common Stock (the “Written Consent”), (ii) 20 days having elapsed since the mailing to Teavana stockholders of a definitive information statement with respect to adoption of the Merger Agreement, and (iii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Merger Agreement contains certain customary covenants, including covenants providing (i) for each of the parties to use commercially reasonable efforts to cause the transaction to be consummated and (ii) for Teavana to carry on its business in the ordinary course during the interim period between the execution of the Merger Agreement and completion of the Merger.
The foregoing description of the Merger Agreement does not purport to be a complete description and is qualified in its entirety by reference to such agreement. A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.
The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Teavana, the Company or any of their respective subsidiaries or affiliates.
The representations and warranties of the Company and Merger Sub contained in the Merger Agreement have been made solely for the benefit of Teavana. In addition, such representations and warranties (a) have been made only for purposes of the Merger Agreement, (b) may be subject to limits or exceptions agreed upon by the contracting parties, (c) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or other specific dates and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Teavana or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company's or Teavana's public disclosures.

On November 14, 2012, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to this report.
Safe Harbor Statement under U.S. Private Securities Litigation Reform Act of 1995.

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on information available to the Company as of the date hereof, and Starbucks actual results or performance could differ materially from those stated or implied, due to risks and uncertainties associated with its business. These risks and uncertainties include, but are not limited to, the risk factors disclosed in the Company's most recent Annual Report on Form 10-K. Forward-looking statements reflect management's analysis as of the date of this release. The Company does not undertake to revise these statements to reflect subsequent developments, whether as a result of new information, future events or otherwise.

Item 9.01.	Financial Statements and Exhibits.
(d)    The following exhibits are filed as a part of this report.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 14, 2012, among Starbucks Corporation, Taj Acquisition Corp. and Teavana Holdings, Inc.
99.1	Press Release dated November 14, 2012, announcing the Merger.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARBUCKS CORPORATION,

Date: November 15, 2012	By:	/s/ Troy Alstead
		Name:	Troy Alstead
		Title:	chief financial officer and chief administrative officer

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 14, 2012, among Starbucks Corporation, Taj Acquisition Corp. and Teavana Holdings, Inc.
99.1	Press Release dated November 14, 2012, announcing the Merger.